U.S. SECURITIES AND EXCHANGE
                                   COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K
                                 CURRENT REPORT
          Pursuant to Section 13 or 15(d) of the Securities Act of 1934

       Date of Report (Date of earliest event reported): December 23, 2005

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                           HIENERGY TECHNOLOGIES, INC.
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             (Exact name of registrant as specified in its charter)


          DELAWARE                 0 - 32093             91-2022980
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       (State or other           (Commission              (I.R.S.
         jurisdiction            File Number)        Identification No.)
       of incorporation)


                              1601-B ALTON PARKWAY
                                IRVINE, CALIFORNIA        92606
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               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (949) 757-0855
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                                 Not Applicable
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

HiEnergy Technologies, Inc. ("we", "us" or the "Company") files this report on Form 8-K to report the following:

Item 1.01   Entry into a Material Definitive Agreement

On December 13, 2005, we offered to permit the holders (the "Holders") of certain outstanding warrants issued by our Company (the "Warrants") to cash exercise the Warrants for a limited period of time at reduced exercise prices (the "Offer"). The Warrants were issued previously in private placements to accredited investors pursuant to certain Stock Purchase Agreements, Note Purchase Agreements, or other financing agreements executed prior to December 13, 2005, and which we believe were exempt from registration pursuant to Sections 4(2) and 3(a)(9) of the Securities Act of 1933, as amended, and/or Regulation D.

In connection with the Offer, Holders may exercise the Warrants for cash to purchase the underlying shares of common stock of our Company (the "Warrant Shares") at reduced exercise prices pursuant to Schedule A to the Special Warrant Offer, a copy of which is attached hereto as Exhibit 4.11, subject to the following provisions:

      o Holders must exercise 100% of those Warrants within the Class that includes the Holder's Warrants with the lowest exercise prices, before exercise of any higher priced Warrants will be accepted;

      o Holder may at his option exercise the Warrants within the next Class, provided that the exercise of Warrants will in all cases ascend in order from the lowest-priced Class owned by the Holder, to the highest-price Class;

      o Holder will surrender or forfeit a number of the remaining Warrant Shares not to exceed the amount of Warrant Shares purchased upon exercise at the Adjusted Exercise Prices set forth in the Offer beginning with the surrender or forfeit of unexercised Warrants owned by the Holder with the lowest exercise prices and ascending to Warrants with the highest exercise prices;

      o Any securities purchased by Holder under the Agreements prior to the date hereof would cease to accrue penalties as required under the Agreements or otherwise; and

      o All Warrants may be exercised only for cash, and any cashless feature previously included therein shall be no longer effective.

The original expiration date for the Offer was on December 20, 2005 and was extended by us to January 4, 2006. Following the expiration of the Offer, Holders will no longer be able to exercise the warrants at the reduced prices.

Burnham Hill Partners ("BHP"), a division of Pali Captial, Inc. assisted the Company in facilitating the Offer. In consideration of BHP's services, we agreed to pay them a fee equal to 4% of the gross cash proceeds received by the Company in the Offer.

As of December 30, 2005, the Company has received gross proceeds of $825,915.50 in connection with the Offer and is committed to issue 5,794,896 restricted shares of the Company's common stock. Following the payment of $33,036.62 in fees to BHP, the Company will receive $792,878.88 in net proceeds for warrants exercised in the Offer through December 30, 2005. One Holder also elected to cancel $80,000 of a secured promissory note as partial payment for the exercise of the Warrants under the Offer. It is expected that over the remaining period of the Offer, we will receive an additional $139,423 in proceeds resulting in the issuance of an additional 1,394,230 restricted shares of the Company's common stock. Based on the foregoing, the Company expects the elimination of Warrants to purchase approximately 13,536,527 shares of the Company with exercise prices between $0.45 and $1.25.

Our management believes that the Offer is in the best interests of the Company and its shareholders because it may achieve the following objectives:

      o provide the Company with short term capital which we can use to pay immediate financial requirements, maintain operations and advance business plan;

      o eliminate up to 30 million warrants, thereby preventing these warrants from potentially being exercised in the future at a time when the fair market value of our shares might be higher;

      o eliminate the penalty rights and cashless exercise rights held by these Holders, reducing future dilution caused by these rights;

      o provide our Company with a more streamlined capital structure to allow for better pricing on future financings and lower audit costs; and

      o reduce the number of shares that would need to be included on future registration statements pursuant to registration rights in warrants.


Item 3.02         Unregistered Sales of Equity Securities

The response in Item 1.01 is hereby incorporated into this Item 3.02.

Item 3.03         Material Modification to Rights of Securities Holders

The response in Item 1.01 is hereby incorporated into this Item 3.03.

Item 9.01 Financial Statements and Exhibits

Exhibit No.       Description
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4.11              HiEnergy Technologies, Inc. Special Warrant Offer dated
                  December 13, 2005



SIGNATURES:

Pursuant to the requirement of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIENERGY TECHNOLOGIES, INC.


December 30, 2005                      By: /s/ Bogdan C. Maglich
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(Date)                                 Name:  Bogdan C. Maglich,
                                       CEO, Chairman, President and Treasurer